Exhibit 99.2

Good Morning.

My name is (operator) and I will be your conference operator today. At this time I would like to welcome everyone to the MTM Technologies Third Quarter Fiscal 2007 Financial Results conference call. On the call today is Frank Alfano, Chief Executive Officer of MTM Technologies, and Jay Braukman, Chief Financial Officer.

All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, please press star then the number 2 on your telephone keypad. Thank you. Mr. Braukman you may begin your conference.

Jay Braukman, CFO

Thank you. Good morning everyone and thank you for joining us today. I am Jay Braukman, Chief Financial Officer of MTM Technologies. By now you should have received a copy of the press release that we issued last evening after market close. If you still need a copy of the release, please contact us at 203-975-3750 or you can view the release on our Web site at www.mtm.com.

Before we get started today, I'd like to remind everyone that except for any historical information contained on the call, the matters that we discuss contain certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

These risks and uncertainties include but are not limited to the volatility and cyclicality of the industries we serve, the timing of orders received from or services rendered to our clients and our ability to benefit from the continued cost improvement initiatives. Other risks are described in our Forms 10-K, 10-Q and other reports that we file with the SEC.

In addition, we assume no obligation to update the information that we provide to you during this call. I'll now turn the call over to Frank Alfano, CEO of MTM Technologies.

Frank Alfano, CEO

Thank you, Jay and I’d also like to thank those of you joining us on the call as we review our third quarter fiscal 2007 results.

We were pleased with the significant improvement in the company’s financial performance in the third quarter. We have taken aggressive actions in the past several months to improve the profitability of the company. These actions have also been focused on putting in place infrastructure and an organizational structure that will more effectively drive organic growth and more quickly integrate and leverage potential future acquisitions. There is still a lot of hard work ahead of us, but we believe we are in a much better position to deliver against our strategic plans and vision moving forward.

Taking a look at the results for the quarter. The company delivered total revenue of $70 million, which was an improvement compared to both the second quarter and the prior year period. In evaluating our revenue performance, it is important to note two key items. First, our focus on higher margin solution sales has meant that we are not focused on pursuing lower product margin opportunities. And secondly, in the second quarter, one of our largest technology partners changed a portion of its channel sales program from a gross fee program to a net fee program. So, for example, while a product sale under the new program generates the same gross margin dollars for MTM compared to the old program, our reported revenue on the same sale is much lower. While we lose some topline revenue we also lose the related cost of sales leading ultimately to higher gross margin percentages. It is important to keep this change in mind when comparing this year’s revenue to prior periods.

From an overall perspective, we were pleased with the company’s top line performance considering this change, combined with the fact that there was a significant amount of internal change occurring during the quarter. The internal changes were critical to the long-term success of MTM, and the near-term payback from these initiatives can be seen by the over $6 million improvement in the company’s EBITDA compared to the second quarter, which successfully returned the company to a positive EBITDA.

To review the specific actions that we have taken, we initiated a head count reduction in the second quarter, and as we continued to analyze our overall business and organizational structure, we took incremental actions to realign our organization from a regional model to a national model. This was done to better realize revenue synergies across our various practices, but it was also important from a reporting, communication and cost management perspective as well.

The restructuring of our business, as we had previously discussed, enabled us to remove a layer of senior management in the field by eliminating the need for regional presidents. This move, which was completed in mid-September, should lead to annualized costs savings in the range of $3 million, a portion of which we experienced in this quarter.

One of the key aspects to building our infrastructure was the centralization of our sales, services and practices organizations at a unified national level. We believe this organizational change is critical to strengthening our internal operations, refining our go-to-market strategy, and ensuring that all of our employees share the same vision.

As our third quarter performance demonstrates, our employees are fully embracing the new organizational structure, and I would like to thank all of our associates for their dedication and focus at a time when they faced numerous distractions and a significant amount of change. We believe we are well through this transition period as our sales and service professionals are now fully focused on growing the business and delivering top notch services to our customers.

In addition to properly aligning our head count and organizational structure of the business, we made additional progress in the consolidation of the company’s back office operations, which we expect to have completed by the end of the fiscal year. The consolidation of our ERP and CRM systems, along with the closure of several office locations, as we previously stated, is expected to reduce our ongoing costs by $2 million and they position the company better to scale with future acquisitions.

We have made significant progress in reducing our cost structure, and much of the heavy lifting is either done or it is well on its way toward completion. That said, we will continue to look for ways to improve the efficiency of our operations. With better management of our costs underway, we are now able to dedicate an increasing amount of our focus to growing the business organically. During the quarter, we completed our training roadshow with all of our customer facing employees, which was a critical step in cross-training all of our major geographies on the significantly expanded breadth and depth of our corporate-wide capabilities.

As part of this process, we introduced our field sales and services organizations to our newly consolidated managed services offering that includes our proprietary Aware360 monitoring and management solution, and we have begun to build a significant pipeline of opportunities that we are currently pursuing. We believe that MTM has a unique value proposition for customers in the mid-market, and our confidence that we will be successful in executing our business strategy comes from the fact that we are addressing attractive growth markets and MTM continues to receive third party validation from our industry leading partners, growing customer base and industry observers.

During the third quarter we successfully won numerous new client engagements in our core solutions areas of Access, Convergence, Consolidation and Virtualization. Many of these new engagements include our Managed Service offering and are additions to our installed base of Managed Service clients. We also became an Avaya Platinum Business Partner. The achievement of Platinum status with Avaya coupled with our highest certification levels with Cisco and Citrix provides evidence of our commitment to being a leader in the IPT Convergence and Access market place. During the quarter we were also named RSA’s Top New Business Partner for 2006 in recognition of our technical capabilities and sales of RSA product.

We believe that MTM is making progress in building the preeminent national provider of IT solutions to the middle market, and the significant improvement in our third quarter financial performance is supporting evidence. We will continue to focus on improving the efficiency of our operations, and we believe that we will be well positioned to grow our profitability into fiscal 2008 as our recent growth initiatives begin to pay off over the next couple of quarters.

With that, let me turn it over to Jay to review the financials in detail.

Jay Braukman, CFO

Thank you Frank and good morning everyone. I’d like to review the highlights of our income statement and balance sheet, followed by an update to our high level outlook for Fiscal 2007, before opening up the call for questions. Starting with the income statement:

Net revenue was $69.8 million for the quarter ended December 31, 2006, representing an increase of 1% on a year-over-year basis and 3% on a sequential basis. As Frank pointed out, considering the significant amount of internal change we executed over the past several months, combined with the reduction in lower margin sales and the change from a gross revenue product sale to a net referral fee with one of our largest channel partners, we were pleased that the company was able to grow the business compared to the previous quarter.

Within total revenue, product revenue was $52.5 million, representing 75% of total revenue. Product revenue was up 3% compared to the previous quarter, but it was down 4% on a year-over-year basis primarily due to the previously mentioned change in terms with one of our largest channel partners. Services revenue is the most strategic component to our business and it is a much more profitable source of revenue. For the quarter, services revenue was $17.3 million, growth of 19% on a year-over-year basis and up slightly from the previous quarter.

Gross margin was $14.7 million for the third quarter which resulted in an overall gross margin percent of 21.1%. This represented an increase from a gross margin of $13.2 million and 19.2%, respectively, in the same quarter a year ago. Product gross margin for the third quarter of fiscal year 2007 came in at 16.0%, an increase from 13.5% in the prior year’s quarter due primarily to the change from a gross fee program to a net fee program with one of our largest channel partners. On the services side, gross margin was 36.7% in the third quarter, which was down from 40.2% in the prior year period. Services gross margins were down on a year-over-year basis due to training and education associated with getting our national services team up to speed on the breadth of our services capabilities, the relative mix of services engagements that we had during the quarter and the dilutive impact of the acquisition of Nexl, which had lower service gross margins than our historical businesses. As we look ahead, we continue to expect our services margins to increase to range of 37% to 40% over time.

Looking at our operating expenses. Our Selling, general and administrative expense run rate, excluding depreciation, amortization, and stock based compensation, increased 28.7% year over year to $15 million, though it decreased 12.3% on a sequential basis as a result of our previously announced restructuring and consolidation activities. We believe that there is room for continued improvement in reducing our G&A cost infrastructure, and we have already identified approximately $1 million in additional annual costs that we believe we can remove from the system in the next quarter or two. Improving the efficiency of the company is going to be an ongoing process, as we are clearly focused on optimizing the level of EBITDA that MTM can generate in order to maximize shareholder value.

As previously reported, the aggressive actions that we have already taken to streamline our operations helped to drive a more than $6 million sequential improvement in the company’s EBITDA, going from an EBITDA loss of $6.3 million in the second quarter to a slightly positive EBITDA of approximately $51,000 in the third quarter.

The Company believes that its non-GAAP measure of EBITDA provides a useful supplemental measure of its operating performance by excluding the impact of interest, taxes, depreciation, amortization, other expense and stock based compensation expense. These non-GAAP results should be evaluated in light of our financial results prepared in accordance with GAAP.

EBITDA is not a recognized measure for financial statement presentation under GAAP. Non-GAAP earnings measures do not have any standardized definition and are therefore unlikely to be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating operating performance.

The Company had a net loss available to common shareholders of $5.5 million, or $0.46 per share, for the quarter ended December 31, 2006 compared to a loss of $520,000, or $0.06 per share, in the December quarter last year The increase in the net loss was due to an increase in operating expenses of $1.8 million, depreciation and amortization of $0.8 million, stock based compensation of $0.4 million, interest of $0.6 million, and $0.4 in other expenses and non-payroll related taxes. We also accrued a preferred stock dividend of $915,000 for the period October 1, 2006 to December 31, 2006. This dividend is payable semiannually in arrears in either cash or stock and will total approximately $3.6 million annually.

Turning to the balance sheet. Cash ended the quarter at $5.7 million, a decrease from $9.5 million at the end of the prior quarter. The reduction in cash was due to cash payments associated with the recent restructuring activities and working capital needs. We are optimistic that the company’s cash flow has reached a point of relative stabilization given that we achieved slight EBITDA profitability in the quarter and we are currently anticipating to grow our EBITDA level in the current fourth quarter. As we have stated in the past, we are committed to running a profitable business, and we are focused on improving the strength of our balance sheet.

In terms of guidance, for the year the Company expects sales in the range of $280 to $290 million with service revenues representing 23% to 26% of total revenues. For the fourth quarter we expect our sales to be between $70 and $76 million. The Company also anticipates positive EBITDA in the March quarter in the range of $0.2 to $0.7 million.

In summary, MTM has made significant progress since the second quarter. We have significantly reduced our cost structure, returned the company to positive EBITDA, and we have trained our national sales and services teams on the breadth of our offerings in order to enhance our revenue growth moving forward. We believe there are further opportunities to lower our cost structure, and we believe there is a significant leverage opportunity as the company’s efforts to drive revenue growth begin to pay off.

With that, let me turn it over to the operator to begin the question and answer session. Operator?

[Q&A PERIOD]

In closing, I would like to thank our associates, customers, and partners for their continued loyalty and support of MTM. In a short period of time, we have achieved significant milestones, and we are optimistic that the changes we have made to our business will position MTM for a very bright future.

Thank you again for joining us today, and I look forward to speaking with you again on our next call.